EXECUTIVE CHANGE OF CONTROL AGREEMENT

This EXECUTIVE CHANGE OF CONTROL AGREEMENT is made as of June 20, 2012, by and between WINNEBAGO INDUSTRIES, INC., an Iowa corporation (the "Company"), and S. Scott Degnan (the "Executive").

R E C I T A L S :

WHEREAS, the Executive is a senior executive and officer of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change of Control (as hereafter defined) exists;

WHEREAS, it is in the best interests of the Company, considering the past and future services of the Executive, to improve the security and climate for objective decision making by providing for the personal security of the Executive upon a Change of Control.

NOW, THEREFORE, in consideration of the foregoing premises and the past and future services rendered and to be rendered by the Executive to the Company and of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

A G R E E M E N T :

1. Continued Service by Executive. In the event a person or entity, in order to effect a Change of Control, commences a tender or exchange offer, circulates a proxy to shareholders or takes other steps, the Executive agrees that the Executive will not voluntarily leave the employ of the Company, and will render faithful services to the Company consistent with Executives position and responsibilities, until the person or entity has abandoned or terminated its efforts to effect such Change of Control or until such Change of Control has occurred.

2. Change of Control. For purposes of this Agreement, the term Change of Control means the time when (i) any Person becomes an Acquiring Person, or (ii) individuals who shall qualify as Continuing Directors of the Company shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company; provided however, that in the case of either clause (i) or (ii) a Change of Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors, and in the case of clause (i) a Change of Control shall not be deemed to have occurred upon the acquisition of stock of the Company by a pension, profit-sharing, stock bonus, employee stock ownership plan or other retirement plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, established by the Company or any subsidiary of the Company. (In addition, stock held by such a plan shall not be treated as outstanding in determining ownership percentages for purposes of this definition.)

For the purpose of the foregoing definition of Change of Control, the capitalized terms shall have the following meanings:

(a)
Continuing Director means (i) any member of the Board of Directors of the Company, while such person as a member of the Board, who is not an Affiliate or Associate of any Acquiring Person or of any such Acquiring Persons Affiliate or Associate and was a member of the Board prior to the time when such Acquiring Person shall have become an Acquiring Person, and (ii) any successor of a Continuing Director, while such successor is a member of the Board, who is not an Acquiring

Person or any Affiliate or Associate of any Acquiring Person or a representative or nominee of an Acquiring Person or of any affiliate or associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

(b)
Acquiring Person means any Person or any individual or group of Affiliates or Associates of such Person who acquires beneficial ownership, directly or indirectly, of 20% or more of the outstanding stock of the Company if such acquisition occurs in whole or in part following date of that persons agreement.

(c)	Affiliate means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(d)
Associate means (1) any corporate, partnership, limited liability company, entity or organization (other than the Company or a majority-owned subsidiary of the Company) of which such a Person is an officer, director, member, or partner or is, directly or indirectly the beneficial owner of ten percent (10%) or more of the class of equity securities, (2) any trust or fund in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such person, or any relative of such spouse, or (4) any investment company for which such person or any Affiliate of such person serves as investment advisor.

(e)	Person means an individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization or government or political subdivision thereof.

3. Termination Following a Change of Control. If a change of Control shall have occurred while the Executive is still an employee of the Company, and if the Executives employment with the Company is terminated, within three years following such Change of Control, then the Executive shall be entitled to the compensation and benefits provided in Section 4, unless such termination is a result of: (a) the Executives death; (b) the Executives Disability (as defined in Section 3(a) below); (c) the Executives Retirement (as defined in Section 3(b) below); (d) the Executives termination by the Company for Cause (as defined in Section 3(c) below); or (e) the Executives decision to terminate employment other than for Good Reason (as defined in Section 3(d) below).

(a) Disability. If, as a result of the Executives incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six months and within 30 days after written notice of termination is thereafter given by the Company the Executive shall not have returned to the full-time performance of the Executives duties, the Company may terminate the Executive for Disability.

(b) Retirement. The term Retirement as used in this Agreement shall mean termination by the Company or the Executive of the Executives employment based on the Executive having attained the age of 65 or such other age as shall have been fixed in any arrangement established with the Executives consent with respect to the Executive.

(c) Cause. The Company may terminate the Executives employment for Cause. For purposes of this Agreement only, the Company shall have Cause to terminate the Executives employment hereunder only on the basis of (i) fraud, misappropriation or embezzlement on the part of the Executive; or (ii) intentional misconduct or gross negligence on the part of the Executive which has resulted in material harm to the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the companys Board of Directors at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executives counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 3(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(d) Good Reason. The Executive may terminate the Executives employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement Good Reason shall mean any of the following (without the Executives express written consent):

(i) the assignment to the Executive by the Company of duties inconsistent with the Executives position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in the Executives titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment for Disability, Retirement or Cause or as a result of the Executives death or by the Executive other than for good Reason;

(ii) a reduction by the Company in the Executives base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Companys failure to increase (within 12 months of the Executives last increase in base salary) the Executives base salary after a Change in Control of the Company in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the company effected in the preceding 12 months.

(iii) any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Companys 401(K) plan, nonqualified deferred compensation plan, profit sharing plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive is participating at the time of a Change of Control (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as Benefit Plans), or the taking of any action by the Company which would adversely affect the Executives participation in or materially reduce the Executives benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company;

(iv) any failure by the Company to continue in effect any incentive plan or arrangement (including, without limitation, the Companys Officers Incentive Compensation Plan, Officers Long-Term Incentive Plan, bonus and contingent bonus arrangements and credits and the right to receive performance awards and similar incentive compensation benefits) in which the Executive is participating at the time of a Change of Control (or any other plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as Incentive Plans) or the taking of any action by the Company which would adversely affect the Executives participation in any such Incentive Plan or materially reduce the Executives benefits under any such Incentive Plan by reducing such benefits, when expressed as a percentage of his base salary, by more than 10 percentage points in any fiscal year as compared to the immediately preceding fiscal year;

(v) any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company in which the Executive is participating at the time of a Change of Control (or plans or arrangements providing him with substantially similar benefits) (hereinafter referred to as Securities Plans) or the taking of any action by the Company which would adversely affect the Executives participation in or materially reduce the Executives benefits under any such Securities Plan;

(vi) a relocation of the Companys principal executive offices to a location outside of Forest City, Iowa, or the Executives relocation to any place other than the location at which the Executive performed the Executives duties prior to a Change in Control of the Company, except for required travel by the Executive on the Companys business to an extent substantially consistent with the Executives business travel obligations at the time of a Change in Control of the Company;

(vii) any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

(viii) any material breach by the Company of any provision of this Agreement;

(ix) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(x) any purported termination of the Executives employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(e) below.

(e) Notice of Termination. Any termination by the Company pursuant to Section 3(a), (b) or (c) shall be communicated by a Notice of Termination. For purposes of this Agreement, a Notice of Termination shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executives employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Termination.

(f) Date of Termination. Date of Termination shall mean (a) if this Agreement is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executives duties on a full-time basis during such 30-day period) or (b) if the Executives employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given to the Executive by the Company the Executive notified the Company that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4. Severance Compensation upon Termination of Employment. If the Company shall terminate the Executives employment other than pursuant to Section 5(a), (b) or (c) or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive as severance pay in a lump sum, in cash, on the fifth day following the Date of Termination, an amount equal to three (3) times the average of the aggregate annual compensation paid to the Executive during the three (3) fiscal years of the Company immediately preceding the Change of Control by the Company subject to United States income taxes (or, such fewer number of fiscal years if the Executive has not been employed by the Company during each of the preceding three (3) fiscal years).

5. Excise Tax-Additional Payment.

(a) Notwithstanding anything in this Agreement or any written or unwritten policy of the Company to the contrary, (i) if it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreement between the Company and the Executive or otherwise (a "Payment"), would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), or (ii) if the Executive shall otherwise become obligated to pay the Excise Tax in respect of a Payment, then the Company shall pay to the Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment.

(b) All determinations and computations required to be made under this Section 5, including whether a Gross-Up Payment is required under clause (ii) of paragraph 5(a) above, and the amount of any Gross-Up Payment, shall be made by the Company's regularly engaged independent certified public accountants (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations both to the Company and the Executive within 15 business days after such determination or computation is requested by the Executive. Any initial Gross-Up Payment determined pursuant to this Section 5 shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. A determination that no Excise Tax is payable by the Executive shall not be valid or binding unless accompanied by a written opinion of the Accounting Firm to the Executive that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, except to the extent the Executive becomes obligated to pay an Excise Tax in respect of a Payment. In the event that the Company or the subsidiary exhausts or waives its remedies pursuant to paragraph 5(c) and the Executive thereafter shall become obligated to make a payment of any Excise Tax, and if the amount thereof shall exceed the amount, if any, of any Excise Tax computed by the Accounting Firm pursuant to this paragraph 5(b) in respect to which an initial Gross-Up Payment was made to the Executive, the Accounting Firm shall within 15 days after Notice thereof determine the amount of such excess Excise Tax and the amount of the additional Gross-Up Payment to the Executive. All expenses and fees of the Accounting Firm incurred by reason of this Section 5 shall be paid by the Company.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company or the subsidiary shall determine; provided, however, that if the Company or the subsidiary directs the Executive to pay such claim and sue for a refund, the Company or the subsidiary shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, control of the contest by the Company shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company or the subsidiary pursuant to paragraph 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to compliance with the requirements of Section 5 by the Company or the subsidiary) promptly pay to the Company or the subsidiary the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company or the subsidiary pursuant to paragraph 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall off-set, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Both the Company and the Executive acknowledge that no legal right to receive a Gross-Up Payment pursuant to this Section 5 shall exist unless and until such time as an Excise tax has been assessed. The payment of severance benefits pursuant to Section 4 of this Agreement (or the payment of any other benefits under this Agreement) does not create a legal right on behalf of the Executive to receive a Gross-Up Payment.

6. No Obligation To Mitigate Damages; No Effect on Other Contractual Rights.

(a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executives existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreements or other contract, plan or arrangement.

7. Successor to the Company.

(a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executives employment for Good Reason. As used in this Agreement, Company shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executives personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executives devisee, legatee, or other designee or, if there be no such designee, to the Executives estate.

8. No Guaranty of Employment. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company prior to a Change of Control, and the rights of the Company to terminate the employment of the Executive, prior to a Change of Control, shall continue as fully as if this Agreement were not in effect.

9. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt registered, postage prepaid, as follows:

If to the Company:

Winnebago Industries, Inc.
Attn: General Counsel
605 W. Crystal Lake Road
P.O. Box 152
Forest City, Iowa 50436

If to the Executive:

S. Scott Degnan
32 Venetian Drive
Clear Lake, IA 50428

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

11. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Legal Fees and Expenses. The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Companys contesting the validity, enforceability or the Executives interpretation of, or determinations under, this Agreement.

14. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

15. Section 409A. This Agreement is intended to satisfy the short-term deferral exception to Internal Revenue code Section 409A and the regulations thereunder. This Agreement shall be administered accordingly; and if necessary, amended to ensure satisfaction of the short-term deferral exception.

IN WITNESS WHEREOF, the parties have executed this agreement on the date set out above.

COMPANY:

WINNEBAGO INDUSTRIES, INC.

By: /s/ Randy J. Potts
Randy J. Potts
Chairman of the Board

EXECUTIVE:

/s/ S. Scott Degnan
S. Scott Degnan